Exhibit 5.1

                        September 10 2002



Board of Directors
PennRock Financial Services Corp.
1060 Main Street
Blue Ball, Pennsylvania  17506

Ladies and Gentlemen:

     In connection with proposed issuance of up to 500,000 shares of common stock, $2.50 par value (the "Common Stock"), by PennRock Financial Services Corp. (the "Company") pursuant to the Company's Stock Incentive Plan of 2002 (the "Plan"), covered by the Company's Registration Statement on Form S-8 filed on or about this date (the "Registration Statement"), we, as counsel to the Company, have reviewed:

     (1) the Pennsylvania Business Corporation of 1988, as amended;

     (2)  the Company's articles of incorporation;

     (3)  the Company's bylaws;

     (5)  the Registration Statement; and

     (6) resolutions adopted by the Company's Board of Directors on February 26, 2002.

     Based upon such review of the foregoing, it is our opinion that the Common Stock covered by the Registration Statement has been duly authorized and, when issued and sold pursuant to the terms described in the Plan, will be legally issued by the Company, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,

                              /s/ Stevens & Lee

                              STEVENS & LEE